Exhibit 10.2

June 15, 2004

Mr. Michael Griffith
11061 Toddtree Lane
Cincinnati, Ohio 45242

Dear Mr. Griffith:

This letter (“Agreement”) confirms the terms of your employment by Activision Publishing, Inc. (“Employer”), on the terms and conditions set forth below.

1.                                      Term

(a)                                  The initial term of your employment under this Agreement shall commence on June 15, 2005 (the “Effective Date”) and expire on June 30, 2010 (the “Expiration Date”) unless earlier terminated as provided in Paragraph 9 below or as may be extended as provided in Paragraph 1(b) below (the “Employment Period”).

(b)                                 If, at any time during the Employment Period, your Total Compensation exceeds $40,000,000, Employer shall have the option to extend the Employment Period for up to an additional three year period, commencing on July 1, 2010 and expiring no later than June 30, 2013; provided, however, that Employer’s exercise of this option shall in no way impact your entitlement to the payment described in Paragraph 2(i) on May 15, 2010.   For purposes of this Agreement, “Total Compensation” shall mean the total of (i) your cumulative Base Salary through the date of determination, (ii) your cumulative Annual Bonuses through such date, (iii) the realized and unrealized gains (based upon the closing price of the common stock of Activision, Inc. (“Activision”) as reported on The NASDAQ Stock Market on the applicable date) from any and all vested stock options issued to you, (iv) the market value of all vested restricted, stock grants issued to you plus the amounts you realized from the sale of any shares sold by you which were the subject of such restricted stock grants.

(c)                                  Employer may exercise the option granted to it under Paragraph 1(b) by giving written notice to you no later than April 30, 2010, which notice shall state the exact length of the Employment Period as so extended.

2.                                      Salary

(a)                                  In full consideration for all rights and services provided by you under this Agreement, you shall receive the compensation set forth in this Paragraph 2. Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $600,000 for the period of time from the Effective Date until June 30, 2006. Thereafter, on July 1 of each year of the Employment Period, beginning on July 1, 2006, your Base Salary shall automatically increase to an amount equal to one hundred eight (108%) percent of the Base Salary for the prior year.

(b)                                 Base Salary payments shall be made in accordance with Employer’s then prevailing payroll policy. The Base Salary referred to in Paragraph 2(a) shall constitute your minimum Base Salary during the applicable period, and your Base Salary may be increased above the minimum at any time if Activision’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, elects to do so. In the event of an increase in your Base Salary beyond the applicable minimum Base Salary for a particular period, such increased Base Salary shall then constitute your minimum Base Salary for each subsequent year under this Agreement.

(c)                                  Employer shall not be required to actually use your services during the term of this Agreement. You will not be permitted or authorized to act on behalf of Employer if Employer is not utilizing your services unless specifically authorized in writing to the contrary by Employer. Your obligations to Employer under this Agreement generally, and specifically with regard to Paragraph 8, shall continue throughout the term of this Agreement. Moreover, you have an obligation to abide by the terms of the Employee Proprietary Information Agreement executed by you.

(d)                                 In addition to your Base Salary, you may be eligible to receive an annual discretionary bonus (the “Annual Bonus”). Your target Annual Bonus during the term of this Agreement shall be 100% of the then applicable Base Salary, provided that the actual amount of the Annual Bonus, if any, is within the sole and absolute discretion of the Activision’s Board of Directors (or the Compensation Committee of the Board of Directors) and shall be based upon your achievement of certain mutually agreed objectives and goals and/or your contribution to the success of Employer’s financial and business objectives and goals for the fiscal year with respect to which the Annual Bonus is calculated, such determination made by Activision’s Board of Directors (or the Compensation Committee of the Board of Directors) in its sole discretion. The Annual Bonus shall take the form of, without limitation, cash, shares of common stock of Activision and/or options to purchase such shares, as determined by the Compensation Committee in its sole discretion. Employer’s overall financial performance will also be considered in determining whether any of the Annual Bonus is awarded and, if so, the amount. The Annual Bonus, if granted, is generally paid to employees in May. Except as otherwise set forth in this Agreement, you must remain continuously employed by Employer through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus. Any Annual Bonus shall be subject to withholding.

(e)                                  As an inducement to enter into this Agreement, pursuant to the Activision 2003 Incentive Plan (“Plan”), you will, on or before the Effective Date, be granted a non-qualified stock option (the “Option”) to purchase an aggregate of 1,000,000 shares of the Activision’s common stock in two tranches of 350,000 shares each and one tranche of 300,000 shares.  As to the first tranche of 350,000 shares covered by the Option, such option will vest ratably over the five years following the Effective Date, with 20% of the amount vesting at the end of each year. As to the second tranche of 350,000 shares covered by the Option, such option will not vest until the end of the fifth year following the Effective Date (subject to possible earlier vesting in three equal annual installments if Employee shall achieve certain performance objectives to be mutually determined by you and Employer for the fiscal years 2007, 2008 and 2009) and will thereupon fully vest in its entirety (on a “cliff-vesting” basis). As to the third tranche of 300,000 shares covered by the Option, such option will not vest until the end of the fifth year following the Effective Date and will thereupon fully vest in its entirety (on a “cliff-vesting” basis). The Option will have an exercise price per share that will be the fair market value on the grant date and will be governed in all other respects by (and you agree to enter into) Activision’s standard form of stock option agreement for similar grants of “inducement” options.

(f)                                    You may be eligible for such additional stock option grants commensurate with your position with Employer as the Board of Directors (or Compensation Committee of the Board of Directors), in its sole discretion, may award to you from time to time in connection with any extensions of this Agreement’s contract term.

(g)                                 In consideration for abandoning certain benefits with your prior employer and forgoing certain other executive opportunities and related equity participations, pursuant to the Plan, you also will receive, on or before the Effective Date, a restricted stock grant (the “Grant”) of the number of shares of Activision’s common stock (any fractional shares resulting from this computation shall be rounded up to the next whole number) equal to $2,000,000 divided by the fair market value on the grant date (“Market Price”), which restricted stock grant will vest ratably over the third, fourth and fifth years following the Effective Date, with one third of the amount granted vesting at the end of each of the third, fourth and fifth years following the Effective Date.

(h)                                 Within three months of the Effective Date, you shall relocate your principal residence to within a 30- to 60-minute vehicle commute of Employer’s headquarters (Santa Monica, California). At the time of relocation, Employer shall pay for the following costs: (i) all closing costs associated with buying and selling a home, including real estate commissions for the sale of your existing principal residence; (ii) all moving costs for household goods; and (iii) $300,000 mortgage assistance, payable $8,333.33 each month for 36 months. In addition, Employer will reimburse you for the actual incremental income taxes paid by you by reason of the inclusion in your income of the payments to you of the amounts set forth in clauses (i) and (ii) of the immediately preceding sentence. Prior to your relocation, Employer will reimburse you for your reasonable commuting costs between your current residence and Los Angeles.

(i)                                     In the event that on May 15, 2010 your Total Compensation plus any severance payments that you have received, has not exceeded $20,000,000 (“Guarantee Amount”), Employer will make a payment to you for the amount of any shortfall. This payment is required to be made by Employer whether or not you are employed by Employer on May 15, 2010, unless your employment has been terminated by Employer pursuant to Paragraphs 9(a), 9(c) or 9(e) or by you other than by reason of Paragraph 9(b), in which case no payment shall be required under this Paragraph 2(i).

3.                                      Title; Reporting

You are being employed under this Agreement in the position of President and Chief Executive Officer of Employer. You shall report to the Co-Chairmen of Activision and, through January 2006, the Chairman of Employer.

4.                                      Duties

You shall personally and diligently perform, on a full-time and exclusive basis, such services as Employer or any of its related or affiliated entities or divisions may reasonably require. You are also required to read, review and observe all of Employer’s existing policies, procedures, rules and regulations as well as those adopted by Employer during the term of your employment. You will at all times perform all of the duties and obligations required by you under this Agreement in a loyal and conscientious manner and to the best of your ability and experience. You will not engage in any outside business activities nor serve on the board of directors or trustees of any entity without the prior approval of the Co-Chairmen of Activision.

5.                                      Expenses

To the extent you incur necessary and reasonable business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to Employer’s then current policies regarding reimbursement of such business expenses.

6.                                      Other Benefits

You shall be entitled to those benefits which are standard for persons in similar positions with Employer, including coverage under Employer’s health, life insurance and disability plans, and eligibility to participate in Activision’s Employee Stock Purchase Plan and Employer’s 401(k) plan (with Employer matching your contributions to such 401K plan in accordance with Employer’s matching policy). Nothing paid to you under any such plans and arrangements (nor any bonus or stock options which Activision’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, shall provide to you) shall be deemed in lieu, or paid on account, of your Base Salary. You expressly agree and acknowledge that after the expiration or early termination of the term of your employment under this Agreement, you are entitled to no additional benefits, except as specifically provided in this Agreement and except as specifically provided under the benefit plans referred to above and those benefit plans in which you subsequently may become a participant, and subject in each case to the terms and conditions of each such plan. Notwithstanding anything to the contrary set forth above, you shall be entitled to receive those benefits provided by COBRA or CAL-COBRA upon the expiration or earlier termination of this Agreement.

7.                                      Vacation and Paid Holidays

(a)                                  You will be entitled to paid vacation days in accordance with the normal vacation policies of Employer in effect from time to time, provided that in no event shall you be entitled to less than twenty (20) paid vacation days per year.

(b)                                 You shall be entitled to all paid holidays given by Employer to its full-time employees.

8.                                      Protection of Employer’s Interests

(a)                                  Duty of Loyalty.  During the term of your employment, you will owe a duty of loyalty to Employer, which includes, but is not limited to, your not competing in any manner, whether directly or indirectly, as a principal, employee, agent or owner, with Employer, or any affiliate of Employer, except that the foregoing will not prevent you from holding at any time less than five percent (5%) of the outstanding capital stock of any company whose stock is publicly traded.

(b)                                 Property of Employer.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. You agree to execute, acknowledge and deliver to Employer, at Employer’s request, such further documents, including copyright and patent assignments, as Employer finds appropriate to evidence Employer’s rights in such property.

(c)                                  Confidentiality.  Any confidential and/or proprietary information of Employer or any affiliate of Employer shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon expiration or earlier termination of the term of your employment, you shall return to Employer all such information which exists in written or other physical form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering to Employer the Activision Employee Proprietary Information Agreement as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

(d)                                 Non-Competition.  During your Employment Period, the Consulting Term and for a period of one year following the later of (i) the expiration of the Employment Period and (ii) the expiration of the Consulting Term, you shall not engage (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in any Competitive Business (as hereinafter defined) in the Territory (as hereinafter defined). For purposes of determining whether you are permitted to be a shareholder of a corporation engaged in a Competitive Business, the Executive’s direct or indirect ownership (alone or together with a group) of less than 5% of the issued and outstanding securities of a company whose securities are publicly-traded in any U.S. or non-U.S. securities exchanges or quotation system shall be permitted. As used herein, the term “Competitive Business” shall mean any business engaged in publishing and distributing video games and entertainment software for personal computers.  As used herein, the term “Territory” shall mean:

(1)                                  The following counties in the State of California: Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo, and Yuba;

(2)                                  Each and every county or other political or geographical subdivision in the balance of the United States of America and the dependent territories of the United States of America; and

(3)                                  Each and every county or other political or subdivision in the world.

(e)                                  Covenant Not to Solicit.  During the Employment Period, the Consulting Term and for a period of two years following the later of (i) the expiration of the Employment Period for any reason whatsoever or (ii) the expiration of the Consulting Term, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for your own account or for any other person, firm or company, any person who was employed by Employer or any such affiliated entity during the term of your employment, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Employer or any affiliated entity.

9.                                      Termination

(a)                                  Employer.  At any time during the Employment Period, Employer may terminate your employment under this Agreement for Cause, defined as your (i) willful, reckless or gross misconduct, (ii) material breach by you of the Agreement, which shall continue uncured for a period of 45 days after written notice to you of such material breach, or (iii) conviction of a felony involving dishonesty or moral turpitude. In addition, but subject to the provisions of Paragraph 9(d)(iii) below, Employer may terminate your employment under this Agreement at any time without Cause. In the case of any termination for Cause pursuant to clause (ii), Employer shall give written notice of termination to you (“Notice of Cause Termination”), and shall specify the date of such termination, which shall not be earlier than 45 days after the date on which notice is given to you. Such notice shall specify the particular acts or circumstances that purport to constitute Cause for such termination. You shall be given the opportunity within 30 days after receiving such notice to explain why Cause for such termination does not exist or to cure any such basis for Cause. Within 15 days after any such explanation, you will be given the final decision regarding whether Cause exists. If the final decision is that Cause exists, your employment with Employer shall be terminated under Paragraph 9(a)(ii) pursuant to the Notice of Cause Termination as of the date of termination specified in the notice. If the final decision is that Cause does not exist, your employment with Employer shall not be terminated under Paragraph 9(a)(ii) pursuant to such Notice of Cause Termination.

(b)                                 Employee.  You may terminate your employment under this Agreement upon the continuing occurrence of the following, which shall remain uncured for a period of 45 days following notice to Employer of such occurrence: (i) the material diminution of your duties and responsibilities hereunder in violation of the Agreement, provided that neither your ceasing to have investor relations, financial reporting or similar responsibilities, nor the addition of one or more operating units or subsidiaries by reason of acquisitions or similar transactions that are not incorporated into Employer, nor the addition of new management and reporting responsibilities at Employer or Activision by reason of significant increase in the size and scope of Employer’s core business due to acquisitions or similar events shall be considered a diminution in your duties or responsibilities in violation of the Agreement; (ii) a reduction in your Base Salary; (iii) the elimination or reduction of your participation in any incentive or benefit plan, or reduction of participation in any such plan, other than, in any such case, as a result of the modification, reduction or elimination of such plan with regard to all senior executives of Employer or as a result of regulatory, tax or accounting requirements; or (iv) your relocation without your consent to a location more than 25 miles from Los Angeles County; provided, that you shall not have the right to terminate your employment pursuant to clauses (i), (ii) or (iii) of this Paragraph 9(b) after such date as your Total Compensation shall equal or exceed the Guarantee Amount so long as, in the case of (i) above, your position remains as a senior executive position with the equivalent of divisional leadership responsibilities.

(c)                                  Death or Disability.  In the event of your death during the term of this Agreement, this Agreement shall terminate and Employer shall be obligated to pay only your estate or legal representative the amounts set forth in Paragraph 9(d)(i) below.   In the event that you have or develop a Disability, then Employer shall have the right, at its option, to terminate your employment under this Agreement, subject to the provisions of Paragraph 9(d)(ii) below. Unless and until so terminated, during any period of Disability during which you are unable to perform the services required of you under this Agreement, your Base Salary shall be payable to the extent of, and subject to, Employer’s policies and practices then in effect with regard to sick leave and disability benefits. “Disability” shall be determined in accordance with the definitions set forth in the Employer’s disability insurance policies and shall be determined by a physician mutually agreed upon by you and Employer. If you and Employer are unable to agree on such a physician, you and Employer shall each appoint one physician and those two physicians shall appoint a third physician who shall make such a determination. You shall cooperate and make yourself available for any medical examination reasonably required by Employer with respect to any determination of your Disability.

(d)                                 Termination of Obligations.  In the event of the termination of your employment under this Agreement pursuant to Paragraphs 9(a), 9(b) or 9(c), all obligations of Employer to you under this Agreement shall immediately terminate except as follows:

(i)                                     Compensation upon Death. In the event of this Agreement is terminated as a result of your death, your heirs, successors or legal representatives shall receive: (i) the Base Salary through the date of termination of this Agreement; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) an amount equal to 300% of the dollar amount of the Base Salary paid or payable to you for Employer’s most recent fiscal year immediately prior to your date of death; (v) reimbursement of expenses due to you pursuant to Paragraphs 2(h) and 5; (vi) immediate vesting of a pro rata (based upon the amount of time between the Effective Date and the date of your death) portion of the unvested portion of the second and third tranches of the Option issued to you pursuant to Paragraph 2(e); and (vii) your then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage that was provided to you immediately prior to you death for a two year period, with the cost of such continued insurance or coverage being borne by Employer. All such payments shall be in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by Employer.

(ii)                                  Compensation upon Disability. In the event this Agreement is terminated as a result of your Disability, you shall receive: (i) the Base Salary through the date of your termination; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) reimbursement of expenses due to you pursuant to Paragraphs 2(h) and 5; (v) an amount equal to three hundred (300%) percent of the dollar amount of the Base Salary paid or payable to you for Employer’s most recent fiscal year immediately prior to your Disability termination, less the amount, if any, of any payments received by you from any Employer-funded disability insurance plan; and (vi) you and your then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to such Disability termination for a two year period, with the cost of such continued insurance or coverage being born by Employer.

(iii)                               Compensation upon Termination Without Cause. In the event your employment under this Agreement is terminated by Employer without Cause, or by you pursuant to Paragraph 9(b), then you shall receive: (i) the Base Salary through the date of your termination; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) reimbursement of expenses due you pursuant to Paragraphs 2(h) and 5; and (v) 50% of the Base Salary payable to you from the date of termination through the Expiration Date had your employment not been terminated, such Base Salary to be determined in accordance with the terms of Paragraph 2(a) of this Agreement and to be paid on a salary continuation basis as and when normally paid by Employer; and (vi) 100% of the Annual Bonus amount payable to you during the period following the date of termination through the Expiration Date had your employment not been terminated, which Annual Bonus shall be equal to the product of your Base Salary that would have been in effect for such fiscal year and a fraction, the numerator of which is the total of the Annual Bonus paid to you in the two fiscal years prior to termination, and the denominator of which is the Base Salary that was paid to you in the two fiscal years prior to termination, such Annual Bonus to be paid as and when normally paid by Employer. Upon such termination, you will also enter into a consulting relationship with Employer on the terms set forth in Paragraph 10.

(e)                                  Performance Termination.  At any time during the Employment Period, Employer may terminate your employment under this Agreement by reason of your failure to perform the functions of your position at the level appropriate for Employer, provided that you shall have been given written notice of such performance deficiencies and shall have failed to cure such performance deficiencies within 12 months following such notice. In the event your employment under this Agreement is terminated by Employer pursuant to this Paragraph 9(e), then you shall receive: (i) Base Salary through date of termination; (ii) any unpaid Annual Bonus for any prior fiscal year, (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) reimbursement of expenses due you pursuant to Paragraphs 2(h) and 5; and (v) 50% of the Base Salary payable to you from the date of termination through the Expiration Date had your employment not been terminated, such Base Salary to be determined in accordance with the terms of Paragraph 2(a) of this Agreement and to be paid on a salary continuation basis as and when normally paid by Employer; and (vi) 100% of the Annual Bonus amount payable to you during the period following the date of termination through the Expiration Date had your employment not been terminated, which Annual Bonus shall be equal to the product of your Base Salary that would have been in effect for such fiscal year and a fraction, the numerator of which is the total of the Annual Bonus paid to you in the two fiscal years prior to termination, and the denominator of which is the Base Salary that was paid to you in the two fiscal years prior to termination, such Annual Bonus to be paid as and when normally paid by Employer; provided that the total of severance payments following a termination pursuant to this Paragraph 9(e)
shall not be more than the Pro-Rata Guarantee Amount. The Pro Rata Guarantee Amount shall be (i) $4,000,000 if your employment is terminated before the second anniversary of the effective Date, (ii) $8,000,000 if your employment is terminated after the second anniversary of the Effective date and before the third anniversary of the Effective Date, (iii) $12,000,000 if your employment is terminated after the third anniversary of the Effective Date and before the fourth anniversary of the Effective Date, (iv) $16,000,000 if your employment is terminated after the fourth anniversary of the Effective Date and before the fifth anniversary of the Effective Date, and (v) $20,000,000 if your employment is terminated after the fifth anniversary of the Effective Date.

10.                               Consulting Agreement.

In the event Employer elects to terminate your employment under this Agreement without cause, or you terminate your employment pursuant to Paragraph 9(b), you agree that upon the effective date of such termination, you and Employer shall then enter into a consulting agreement (the “Consulting Agreement”) pursuant to which Employer will retain your services as a consultant of Employer for a period of equal to the remaining Employment Period (as such Employment Period may have been extended pursuant to Paragraph 1(b)), following such termination and for a period of additional two years (the “Consulting Term”). The Consulting Agreement shall provide for, among other things:

(a) payment of consulting fees to you in the following amounts: (i) until the Expiration Date, the amount equal to 50% of the Base Salary that would have been payable to you had your employment not been terminated, such Base Salary to be determined in accordance with the terms of Paragraph 2(a) of this Agreement, and (ii) following the Expiration Date, $250,000 per annum. Payment of consulting fees shall be made in accordance with Employer’s standard payroll practices and will be subject to Withholding;

(b) that you shall continue to receive those benefits described in Paragraph 6 above;

(c) that you shall not be restricted from engaging (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in such activities as you deem appropriate to engage in during the Consulting Term, provided that such activities or activities of any entity to which you are providing services shall not be directly competitive with the activities of Employer or any of its affiliates (regardless of whether Employer engaged in such activities prior to the commencement of the Consulting Agreement or may commence engaging in such activities at any time during the Consulting Term);

(d) that you will continue to abide by all of Employer’s internal rules, policies and procedures. Without limiting the generality of the foregoing, you will remain subject to the provisions of Paragraph 8 of this Agreement, including without limitation, your agreement not to engage in solicitations of any employees of Employer and its affiliates for a period of (2) years following the termination of the Consulting Agreement;

(e) that you shall also remain subject to the provisions of the Employee Proprietary Information Agreement previously executed by you; and

(f) such other terms and provisions as Employer deems appropriate

In the event Employer and you fail to execute the Consulting Agreement, then provisions of this Paragraph 10 shall govern the relationship between you and Employer until the expiration of the Consulting Term.

11.                               Use of Employee’s Name

Employer shall have the right, but not the obligation, to use your name or likeness for any publicity or advertising purpose.

12.                               Assignment

Employer may assign this Agreement or all or any part of its rights under this Agreement to any entity which succeeds to all or substantially all of Employer’s assets (whether by merger, acquisition, consolidation, reorganization or otherwise) or which Employer may own substantially, and this Agreement shall inure to the benefit of such assignee.

13.                               No Conflict with Prior Agreements

You represent to Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

14.                               Successors

(a)                                  This Agreement is personal to you and without the prior written consent of Employer shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns, including any successor by reason of merger, sale of all or substantially all of the assets of Employer or by operation of law.

15.                               Minimum Ownership Position

At all times during the term on or after the second anniversary of the Effective date, you shall own a number of shares of Activision’s common stock that have an “aggregate market value” which is at least equal to the greater of (a) 1.50 times your annual Base Salary set forth in Paragraph 2(a) or (b) ten percent (10%) of the total amount realized by you from all option exercises within two years of the Effective Date, determined for each option so exercised to be an amount equal to the Market Price (as defined in Paragraph 2(g)) of Activision’s shares on the applicable exercise date over the exercise price per share of such options. For purposes of this Agreement, “aggregate market value” shall be the product of the Market Price and the total number of Activision’s shares owned by you as of the applicable date. All Activision restricted stock grants to you shall be included for these purposes in the foregoing calculation. Employer shall in good faith monitor such ownership position. You also agree to comply with any additional stock ownership guidelines that may be adopted by the Board of Directors and apply to Employer’s senior executives.

16.                               General Provisions

(a)                                  Entire Agreement.  This Agreement, together with the Employee Proprietary Information Agreement, and stock option agreement, supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with Employer, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both Employer and you. To the extent that this Agreement conflicts with any of Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)                                 No Broker.  You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Employer or any affiliate of Employer in connection with your employment under this Agreement.

(c)                                  Waiver.  No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(d)                                 Prevailing Law.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(e)                                  Expiration.  This Agreement does not constitute a commitment of Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon expiration of the term of this Agreement, it is the contemplation of both parties that your employment with Employer shall cease, and that neither Employer nor you shall have any obligation to the other with respect to your continued employment. In the event that your employment continues for a period of time following the term unless and until agreed to in a new subscribed written document, such continuation of your employment shall be “at will,” and may be terminated without obligation at any time by either party giving notice to the other.

(f)                                    Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(g)                                 Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(h)                                 Venue and Jurisdiction.  The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this Agreement shall be litigated in federal or state court in Los Angeles, California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth below. The parties hereto waive any claim that a federal or state court in Los Angeles, California, is an inconvenient or an improper forum.

(i)                                     Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(j)                                     Legal Counsel.  You acknowledges that you have been given the opportunity to consult with legal counsel of your own choosing regarding this Agreement. You understand and agree that Employer’s General Counsel, or any other attorney or member of management who has discussed any term or condition of this Agreement with him, is only acting on behalf of the Employer and not on your behalf.

(k)                                  Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement.

(l)                                     Services Unique.  You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of Paragraph 8 of this Agreement).

(m)                               Injunctive Relief.  In the event of a breach or threatened breach of this Agreement, you hereby agree that any remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches. The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court’s issuance of an injunction.

(n)                                 Remedies Cumulative.  The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(o)                                 Attorneys’ Fees And Costs.  If either party brings an action to enforce, interpret or apply the terms of this Agreement or declare its rights under this Agreement, the prevailing party in such action, including all appeals, shall receive all of its or your attorneys’ fees, experts’ fees, and all of its or your costs, in addition to such other relief as may be granted.

(p)                                 Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The parties shall cooperate in good faith in making any amendments to this Agreement that may be necessary to avoid imposition of any penalty tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or the regulations thereunder.

(q)                                 Deferred Compensation.  Notwithstanding anything to the contrary in this Agreement, in the event that it is determined that any payment to be made under this Agreement is considered “nonqualified deferred compensation” subject to Section 409A of the Code or the regulations thereunder, payment under this Agreement shall be delayed for six months following the termination of employment of Employee. Any such deferred amount shall be included in Total Compensation or otherwise included in computing amounts paid with regard to the Guarantee Amount notwithstanding any such deferral.

(p)                                 Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

17.                               Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Senior Vice President,
Business Affairs and General Counsel

To You:	Michael Griffith
11061 Toddtree Lane
Cincinnati, Ohio 45242

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

If the foregoing accurately reflects our mutual agreement, please sign where indicated.

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION PUBLISHING, INC.

By:	/s/ George Rose	/s/ Michael Griffith
Its:	Sr. Vice President &	Michael Griffith
General Counsel